Exhibit 14.1

LETTER ON CHANGE IN CERTIFYING ACCOUNTANT FROM
SCHWARTZ LEVITSKY FELDMAN LLP

February 26, 2010

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sirs:

We have read Item 16F of the Form 20-F dated February 26, 2010, of Micromem Technologies Inc. (the “Company”) and are in agreement with the statements contained in Item 16F therein.

We hereby confirm that there were no “reportable events” (as described in Item 16F(a)(1)(v) contained in the instructions to the Form 20-F) that occurred within the two most recent fiscal years of Micromem Technologies Inc.

Sincerely,

By:	/s/ Schwartz Levitsky Feldman LLP
Schwartz Levitsky Feldman LLP